                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement

[X]Definitive Proxy Statement
[_]Definitive Additional Materials
[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                         JACOBS ENGINEERING GROUP INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         JACOBS ENGINEERING GROUP INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):

[X]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[_]$500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).
[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)Title of each class of securities to which transaction applies:
  (2)Aggregate number of securities to which transaction applies:
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
  (4)Proposed maximum aggregate value of transaction:

[X]Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

                               $125.00

(2) Form, Schedule or Registration No:

                               Schedule 14A- Preliminary
                               Proxy Materials

(3) Filing Party:
                               Registrant

(4) Date Filed:
                               December 2, 1993

                         JACOBS ENGINEERING GROUP INC.
                             251 South Lake Avenue
                           Pasadena, California 91101

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                              AND PROXY STATEMENT

TO OUR SHAREHOLDERS



  The Annual Meeting of Shareholders of Jacobs Engineering Group Inc. will be held on Tuesday, February 8, 1994 at 3:30 p.m. at 251 South Lake Avenue, First Floor Conference Center, Pasadena, California, for the following purposes:

    1. To elect four directors to hold office until the 1997 annual meeting;

    2. To approve the adoption of the Outside Director Stock Option Plan;

    3. To approve the appointment of Ernst & Young as auditors for the year ending September 30, 1994; and

    4. To act upon such other matters as may properly come before the meeting.

  The shareholders of record at the close of business on December 27, 1993 will be entitled to vote at such meeting and any adjournment thereof. This notice and proxy statement and the accompanying proxy are being mailed to such shareholders on or about January 7, 1994. The stock transfer books will not close.

                                        By Order of the Board of Directors

                                        Robert M. Barton
                                        Secretary

Dated: December 27, 1993

  YOU ARE URGED TO DATE, SIGN, AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                         JACOBS ENGINEERING GROUP INC.
                             251 South Lake Avenue
                           Pasadena, California 91101

                               ----------------

                                PROXY STATEMENT

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of Jacobs Engineering Group Inc., a Delaware corporation (the "Company"), of proxies to be used at the annual meeting of shareholders of the Company to be held February 8, 1994, and any adjournment thereof. The expense of the solicitation will be paid by the Company. Some officers and regular employees may solicit proxies personally and by telephone if deemed necessary. The proxy is revocable by you by written notice to the Secretary of the Company at any time prior to the exercise of the authority granted thereby or by your being present at the meeting and electing to vote in person.

  The holders of common stock of record at the close of business on December 27, 1993, the record date fixed by the Board of Directors (the "Record Date"), will be entitled to one vote per share on all business of the meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business at the meeting. This proxy statement and the accompanying proxy are being mailed on or about January 7, 1994 to the shareholders of record on the Record Date. As of the Record Date the Company had 24,788,847 shares of common stock outstanding.

  In connection with the solicitation of proxies by the Board of Directors for the Annual Meeting of Shareholders, the Board of Directors has designated Joseph J. Jacobs, Noel G. Watson and Robert M. Barton as proxies. Shares represented by all properly executed proxy cards received in time for the meeting will be voted in accordance with the choice specified on the proxy card. Unless contrary instructions are indicated on the proxy card, the shares of common stock will be voted FOR the election of the nominees listed below under "1. Election of Directors". Where no choice is specified, the shares of common stock will be voted FOR the approval of the Outside Directors Stock Option Plan described under "2. Approval of Outside Director Stock Option Plan", below, and FOR the approval of the appointment of Ernst & Young as the independent auditors for the Company for the year ending September 30, 1994 as described under "3. Approval of Ernst & Young as Auditors", below. The Board of Directors is not aware of any other issue to be brought before the meeting. If other matters are properly brought before the meeting, then the proxies will vote in accordance with their best judgment.

  Votes cast by proxy or in person at the annual meeting will be tabulated by the inspectors of election appointed for the meeting who will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, then those shares will not be considered as present and entitled to vote with respect to that matter.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The following tables, based in part upon information supplied by officers, directors and principal shareholders, set forth certain information regarding the ownership of the common stock of the Company as of the Record Date by (i) all those persons known by the Company to be beneficial owners of more than five percent of the outstanding common stock of the Company; (ii) each director; (iii) each executive officer named in the compensation tables, below ("Named Executive Officer"); and (iv) all officers and directors of the Company as a group. Unless otherwise indicated, each of these shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS (a)

                                                          AMOUNT
                                                            AND       PERCENT
                                                         NATURE OF      OF
   NAME AND ADDRESS                                      OWNERSHIP     CLASS
   ----------------                                      ---------    -------
   Joseph J. Jacobs..................................... 4,448,000     17.9%
   251 S. Lake Avenue
   Pasadena, California 91101
   Wilshire Oil Company of Texas........................ 1,770,680(b)   7.1%(b)
   921 Bergen Avenue
   Jersey City, New Jersey 07306
   The Trust Company of New Jersey...................... 1,199,780(c)   4.8%(c)
   35 Journal Square
   Jersey City, New Jersey 07306

- - --------
(a) Security ownership information for beneficial owners is taken from statements filed with the Securities and Exchange Commission pursuant to Sections 13(d), (f) and (g) and information made known to the Company.
(b) In an amendment to its Schedule 13D dated January 6, 1993, Wilshire Oil Company of Texas reported that it had sole voting and dispositive power over all shares.
(c) In an amendment to its Schedule 13G dated February 13, 1993, The Trust Company of New Jersey reported that it had sole voting and dispositive power with respect to 926,780 shares, and shared voting and dispositive power with respect to 273,000 shares.

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND NAMED EXECUTIVE OFFICERS

                  NAME OF                    AMOUNT OF COMMON STOCK  PERCENT
              BENEFICIAL OWNER                BENEFICIALLY OWNED(A) OF CLASS(B)
              ----------------               ---------------------- ----------
Joseph F. Alibrandi.........................           2,000              *
Robert M. Barton............................          10,888              *
James E. Berkley............................           8,596(c)           *
Peter H. Dailey.............................           2,000              *
Joseph J. Jacobs............................       4,448,000           17.9%
Linda K. Jacobs.............................         281,500            1.1%
William R. Kerler...........................          30,717(c)         0.1%(c)
James Clayburn La Force.....................           2,000              *
David M. Petrone............................           7,500              *
James L. Rainey, Jr.........................             200              *
J. W. Simmons...............................          12,000              *
Gerald L. Stevenson.........................          52,490(c)         0.2%(c)
Jerry M. Sudarsky...........................           5,410              *
Noel G. Watson..............................         172,388(c)         0.7%(c)
All directors and executive officers as a
 group......................................       5,237,503(c)        21.1%(c)

*  Less than 0.1%
- - --------
(a) Ownership is direct unless indicated otherwise.

(b) Calculation is based on 24,788,847 shares of Common Stock outstanding as of December 27, 1993.
(c) Shares beneficially held include shares subject to unexercised employee stock options exercisable within 60 days following the date of this proxy statement, as follows: Mr. Berkley, 1,800; Mr. Kerler, 22,600; Mr. Stevenson, 19,000; and Mr. Watson, 11,800, and all directors and officers as a group, 127,000.

1. ELECTION OF DIRECTORS

  The bylaws of the Company presently provide for eleven directors. The Certificate of Incorporation and the bylaws of the Company divide the Board of Directors into three classes with the terms of office of the directors of each class ending in different years: The terms of Classes I, II and III end at the annual meetings in 1994, 1995 and 1996, respectively. Classes I and II have four directors, each, and Class III has three directors.

  The nominees for Class I are to be voted upon at this annual meeting. The directors in Classes II and III will continue in office until expiration of their respective terms. The Board of Directors has nominated Noel G. Watson, James Clayburn La Force, David M. Petrone and James L. Rainey, Jr. for election as Class I directors for three year terms expiring at the 1997 annual meeting.

  The persons named as proxies on the accompanying proxy card intend to vote the shares as to which they are granted authority to vote for the election of the nominees listed above. The proxies may not vote for a greater number of persons than four. In the event that anyone other than these individuals should be nominated for election as a director, the proxies will vote in accordance with their best judgment.

  Although the Board of Directors does not know of any reason why any nominee will be unavailable for election, in the event any nominee should be unavailable at the time of the meeting, the proxies may be voted for a substitute nominee as selected by the Board of Directors.

  The following table sets forth information about these nominees and the directors whose terms of office do not expire at the 1994 annual meeting.

NAME AND POSITIONS                                                    DIRECTOR
HELD WITH THE COMPANY                                           CLASS  SINCE
- - ---------------------                                           ----- --------
Joseph J. Jacobs, Chairman of the Board and Director. Dr.        III    1974
Jacobs, age 77, was chief executive officer of the Company and its predecessors from 1957 until November 19, 1992. Dr. Jacobs founded the Company as a sole proprietorship in 1947 and
incorporated it in 1957.
Noel G. Watson, President, Chief Executive Officer and           I      1986
Director. Mr. Watson, age 57, has been with the Company since
1965 and has held senior executive positions with the Company for more than the past five years. On November 19, 1992
Mr. Watson was elected Chief Executive Officer of the Company.
Jerry M. Sudarsky, Vice Chairman of the Board, Senior            III    1986
Consultant and Director. Mr. Sudarsky, age 75, has been a
consultant for more than five years. Since 1982 he has been
employed as a Senior Consultant to the Company in the fields of biotechnology, fermentation and business planning.
Robert M. Barton, Secretary and Director. Mr. Barton, age 71,    III    1974
is counsel to the law firm of Barton, Klugman & Oetting. He
was a partner in that firm from 1957 until December 31, 1992.
The firm has been general counsel to the Company and its
predecessors since 1957.
Joseph F. Alibrandi, Director. Mr. Alibrandi, age 65, has been   II     1988
Chairman of the Board and Chief Executive Officer of Whittaker
Corporation for more than five years. He became Chairman of
the Board of BioWhittaker, Inc. in November 1991 when that
company was spun off from Whittaker Corporation. Mr. Alibrandi is also a director of Santa Fe Pacific Corporation, Catellus
Development Corporation, BankAmerica Corporation and Bank of
America, N.T.&S.A.

NAME AND POSITIONS                                                         DIRECTOR
HELD WITH THE COMPANY                                                CLASS  SINCE
- - ---------------------                                                ----- --------
The Hon. Peter H. Dailey, Director. Mr. Dailey, age 63, is Chairman   II     1991
of Enniskerry Financial, a private investment firm. He was formerly
Ambassador to Ireland and Special Envoy to NATO. Prior to
government service, he was Vice-chairman of Interpublic Group of the Dailey International Group. He serves as non-executive Chairman of Memorex Telex, Inc. and is a Director of Chicago Title and
Trust, Pinkerton's, Inc. and Sizzler, Inc.
Linda K. Jacobs, Director. Dr. Linda K. Jacobs, age 46, is            II     1986
President of Middle East Technology Assistance, a non-profit corporation. From 1985 until 1993 she was a principal in Jabara-
Jacobs Associates, a consulting firm. She is a daughter of Dr.
Joseph J. Jacobs.
James Clayburn LaForce, Director. Dr. LaForce, age 65, was Dean of    I      1987
the Anderson Graduate School of Management, University of
California at Los Angeles from 1978 until 1993, when he retired.
Dr. LaForce is a director of Shearson V.I.P. Separate Account, Eli
Lilly & Co., Rockwell International Corporation, Imperial Credit
Industries, Inc., Blackrock Funds, Provident Investment Counsel
Mutual Funds and Payden and Rygel Investment Trust.
David M. Petrone, Director. Mr. Petrone, age 49, is Chairman of       I      1987
Petrone, Petri & Company, a real estate finance and investment firm. He was Vice Chairman of Wells Fargo & Co. from 1986 until
March 1, 1992. He is a director of The Ralphs Grocery Company,
General Growth Properties, Inc. and Spielker Properties, Inc.
James L. Rainey, Jr., Director. Mr. Rainey, age 64, is retired. He    I      1993
was President and Chief Executive Officer of Farmland Industries,
Inc., an agricultural cooperative, from 1986 until 1991. Mr. Rainey is a director of AIR . CURE Environmental, Inc. and Chairman of the
Board of Serv-Ice, Inc.
J. W. Simmons, Director. Mr. Simmons, age 75, held various            II     1986
positions with Atlantic Richfield Company for 35 years until his retirement in 1983. Mr. Simmons is also a director of Western
Waste Industries.

  Board Committees. The Board has two standing committees. The Audit Committee advises the Board on internal control and external audit matters affecting the Company, including recommendations as to the appointment of the independent auditors of the Company; reviews with such auditors the scope and results of their examination of the financial statements of the Company and any investigations by such auditors. During fiscal 1993 the Audit Committee held two meetings. The members of the Audit Committee are Messrs. Petrone (Chairman), Alibrandi and Dailey and Dr. Linda K. Jacobs.

  The Compensation and Benefits Committee approves the salaries and bonuses of the executive officers and approves all grants of stock options under the Company's 1981 Executive Incentive Plan (other than options issued under the Outside Director Stock Option Plan described below under "2. Approval of Outside Director Stock Option Plan"). During fiscal 1993 this committee held five meetings. The members of the Compensation and Benefits Committee are Messrs. Barton (Chairman) and Simmons and Dr. LaForce.

  Compensation of Directors. The Company pays directors who are not employed by the Company ("Outside Directors") a retainer at the rate of $15,000 per year plus a fee of $1,000 for each meeting of the board and each committee on which they serve that they attend.

  Pursuant to the terms of the Outside Director Stock Option Plan being submitted to the shareholders for their approval at the annual meeting (see "2. Approval of Outside Director Stock Option Plan", below), and subject to the shareholders' giving such approval, each of the Outside Directors received an option for 2,000 shares of common stock at an option price of $28.20 on April 1, 1993 and will hereafter receive an option for 1,000 shares at an option price equal to the Fair Market Value (as defined in the Plan) of the common stock on the first day of March of each year commencing March 1, 1994.

  The Board of Directors held 12 meetings during the year ended September 30, 1993. All directors attended at least 75% of all meetings of the Board of Directors and of the committees on which they served during fiscal 1993.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth information concerning the annual and long-term compensation of the Chief Executive Officer and the other four most highly compensated officers ("Named Executive Officers") of the Company for services in all capacities to the Company and its subsidiaries during its 1991, 1992 and 1993 fiscal years:

                            ANNUAL                      LONG-TERM
                       COMPENSATION (1)                COMPENSATION
                       ----------------- OTHER ANNUAL  ------------  ALL OTHER
                        SALARY   BONUS   COMPENSATION  OPTIONS/SARS COMPENSATION
      NAME        YEAR   ($)      ($)      ($) (2)       (SHS)(3)     ($) (4)
      ----        ---- -------- -------- ------------  ------------ ------------
Noel G. Watson    1993 $423,450 $383,540   $12,900        15,000       $4,460
 Chief Executive  1992  287,200  352,250                  11,000        4,600
  Officer         1991  296,790  284,100                  24,000        4,130
Joseph J. Jacobs  1993  432,200  130,000       -0-           -0-          -0-
 Chairman of the  1992  432,200  352,250                     -0-          -0-
  Board           1991  432,200  284,100                     -0-          -0-
James E. Berkley  1993  271,120  244,970     8,300        12,000        4,460
 Executive Vice   1992  256,580  287,230                   9,000        4,600
  President       1991  241,790  230,150                  20,000        4,030
William R.
 Kerler           1993  223,270  151,190    14,600(5)     20,000        4,460
 Group Vice       1992  210,100  175,790                   7,000        4,600
  President       1991  191,270  135,880                  16,000        4,230
Gerald L.
 Stevenson        1993  214,150  144,960     7,300        10,000        4,460
 Senior Vice      1992  206,600  172,770                   7,000        4,840
  President       1991  191,270  145,880                  16,000        4,170

- - --------
(1) Represents amounts earned by the named executive during the year indicated, and includes amounts deferred under the Company's qualified 401(k) Thrift Savings Retirement Plan and the Company's nonqualified 1991 Executive Deferral Plan (the "1991 EDP").

(2) These amounts represent interest credited to the employees' deferred compensation account balance under the Company's 1991 EDP in excess of 120% of the applicable federal rate in effect at the times the interest crediting rates were set for the 1991 EDP. Under the terms of the 1991 EDP, executives may defer salary and bonus and are credited interest on such deferrals at rates based on the Moody's Corporate Bond Yield Averages and the number of years in the 1991 EDP. The maximum interest rate is credited to deferral amounts only after seven years of plan participation. Although none of the named executives have seven years plan participation, the amounts shown here were computed using the maximum interest rate allowed under the 1991 EDP. Amounts deferred are used by the Company to purchase life insurance contracts on the lives of the participants (including the named executives participating in the plan). Because it is anticipated that over the life of the plan, the insurance contracts will return value to the Company approximating, on an after-tax basis, the amounts credited as interest to the participants' account balances, this plan should have no net cost to the Company over its life.
(3) Consists solely of non-qualified stock options pursuant to the 1981 Executive Incentive Plan.
(4) Consists solely of Company contributions to the Thrift Savings Retirement ((S) 401(k)) Plan.
(5) Also includes reimbursement of income tax paid on reimbursed moving expenses.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The Company's 1981 Executive Incentive plan permits the grant of options and stock appreciation rights to employees of, and consultants and advisors to, the Company and its subsidiaries, including officers and directors who are serving in such capacities. The following table contains information concerning options granted during the fiscal year 1993 to the only Named Executive Officers who were granted options that year. No stock appreciation rights have been granted to date.

                                                                                       POTENTIAL REALIZABLE VALUE
                                                                                       AT ASSUMED ANNUAL RATES OF
                                                                                      STOCK PRICE APPRECIATION FOR
                                                                                          OPTION TERM (7 YRS.)
                                                                                     --------------------------------
                                PERCENTAGE OF
                              TOTAL OPTIONS/SARS
                     OPTIONS      GRANTED TO     EXERCISE OR MARKET PRICE
                     GRANTED     EMPLOYEES IN    BASE PRICE   ON DATE OF  EXPIRATION
       NAME          (SHS)(1)    FISCAL YEAR       ($/SH)    GRANT ($/SH)    DATE    0% ($)    5% ($)       10% ($)
       ----          -------- ------------------ ----------- ------------ ---------- ------- -----------  -----------
Noel G. Watson        15,000        4.282%         $27.875     $27.875    3-25-2000  $     0 $   170,200  $   396,700
James E. Berkley      12,000        3.426%          27.875      27.875    3-25-2000        0     136,200      317,300
William R. Kerler     10,000        5.709%          27.875      27.875    3-25-2000        0     113,500      264,500
                      10,000                        20.931      24.625    7-15-2000   36,900      85,200      198,600
Gerald L. Stevenson   10,000        2.855%          27.875      27.875    3-25-2000        0     113,500      264,500
Gain for all shareholders (based on 24,757,300
 shares outstanding at September 30, 1993 and a
 September 30, 1993 closing price of $23.25)                                                 234,329,945  546,088,417
Gain to Named Executive Officers as a percent
 of total gain to all shareholders                                                                  0.26%        0.26%

- - --------
(1) All grants were non-qualified options pursuant to the 1981 Executive Incentive Plan. Options are exercisable in five cumulative annual installments of 20% of the shares subject to option commencing on the first anniversary of the date of grant. Exercisability will be automatically accelerated if the optionee is terminated within three years following a Change in Control of the Company unless the Board of Directors determines that the event shall not constitute a Change of Control.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION SAR
VALUES

  The following table sets forth information regarding option exercises during the fiscal year 1993 by the Named Executive Officers and the value of their unexercised options at September 30, 1993. All options were granted under the 1981 Executive Incentive Plan. The Company has not granted any stock appreciation rights.

                                                    NUMBER OF       VALUE OF
                                                   UNEXERCISED    UNEXERCISED
                                                  OPTIONS/SARS    IN-THE-MONEY
                                                     AT FY-       OPTIONS/SARS
                           SHARES                   END (SHS)    AT FY-END ($)
                          ACQUIRED
                         ON EXERCISE    VALUE     EXERCISABLE/    EXERCISABLE/
          NAME              (SHS)    REALIZED ($) UNEXERCISABLE  UNEXERCISABLE
          ----           ----------- ------------ ------------- ----------------
Noel G. Watson..........   18,400      $366,690   11,800/63,000 $ 70,700/520,100
James E. Berkley........   25,600       421,980    1,800/48,800      -0-/387,300
William E. Kerler.......    4,000        82,210   24,600/42,000  306,200/329,800
Gerald L. Stevenson.....      -0-           -0-   19,000/39,800  243,600/339,700

                          BOARD COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

  The overall objectives of the Company's executive compensation program are as follows:

   --To enable the Company to attract, motivate and retain highly-qualified executives by offering competitive base salaries that are consistent with the Company's size.

   --To reward executives for past performance through a bonus program that places a substantial component of their pay at risk based on Company performance as measured by its return on net equity.

   --To provide an incentive for continued service and future performance through the use of stock options.

   --To encourage executives to have an equity ownership in the Company.

  The Company has no pension plan, but all eligible employees, including executives, may participate in the Company's Thrift Savings Retirement ((S) 401(k)) Plan and the 1989 Employee Stock Purchase Plan.

  The Compensation Committee of the Board of Directors is responsible for reviewing and approving the compensation of all executive officers and all stock option grants to all employees.

  Base Salary. In setting executive officer base salaries for 1993 the Committee considered the recommendations of Dr. Jacobs and Mr. Watson, who made salary recommendations as to all executive officers except themselves, the Committee's own subjective evaluations of those executive officers, the salary spread that has normally been maintained by the Company between levels of management, and information compiled by the Company regarding prevailing salaries for professional engineers being offered by companies that the Company regards as its competitors.

  The Committee also considered a regression analysis of the executive compensation paid by the publicly-traded engineering and construction companies that are comparable to, or greater in size than the Company, that compete with the Company for experienced employees at all levels and for which executive salary information is publicly available (the "Peer Group") made by the Company's financial staff. The Peer Group consists of Guy F. Atkinson, Blount, Inc., CRSS, Fluor Corporation, Foster Wheeler, International Technology, Michael Baker Corp., Morrison-Knudsen Corp., Stone & Webster, Inc., and the Company. This analysis relates the revenues of the members of the Peer Group to the base salaries paid to their five highest paid executives in the order of their compensation as reported in their annual reports and proxy statements for the prior year.

  Mr. Watson's initial base salary for 1993 was established in the same manner as the base salaries of the other executive officers of the Company except that neither Dr. Jacobs nor Mr. Watson made any recommendation to the Committee regarding Mr. Watson's salary. In addition, the Committee approved an increase in Mr. Watson's base salary in November 1992, when he was elected Chief Executive Officer, based upon the Committee's subjective evaluation of his increased responsibilities.

  In general, the base salaries for Mr. Watson and the Named Executive Officers approved by the Committee for 1993 were close to or at the median level for base salaries of officers of comparable rank in companies of comparable size in the Peer Group for 1992 as determined by the regression analysis. However, this regression analysis also shows that, when bonuses under the Company's Incentive Bonus Plan, described below, are included, the combined salary and bonus awarded to Mr. Watson and the Named Executive Officers for 1993 were in most cases higher than the median for officers of comparable rank in companies of comparable size in the Peer Group for 1992. The Committee believes that the total salary and bonus paid to Mr. Watson and each of the Named Executive Officers was reasonable in light of the performance of the Company for fiscal 1993.

  Dr. Jacobs was the Chief Executive Officer of the Company from its organization in 1957 until he resigned that position in November 1992; he continues to serve as Chairman of the Board and as a full-time employee of the Company. The Company has an employment agreement, originally entered into on October 1, 1987, with Dr. Jacobs, described below under "Employment Contracts and Termination of Employment and Change-in-Control Arrangements", that establishes, among other matters, his base salary. The original agreement received the approval of the Board of Directors of the Company in 1987, without dissent and with Dr. Jacobs not voting. The Board subsequently delegated all decisions regarding this agreement to the Committee, which has approved subsequent amendments to it, including extensions of its term, which now expires on September 30, 1998, but there has been no change to Dr. Jacobs' base salary since 1987. The Committee has approved these amendments based on its subjective judgment of Dr. Jacobs' past and continuing contributions to the business strategy, marketing and reputation of the Company.

  Annual Incentive Bonuses. Pursuant to the Company's Incentive Bonus Plan, each year the Compensation Committee approves a target percentage of pre-tax profits to the net equity of the Company that must be achieved before any bonuses are paid. This target percentage is established on the basis of the Committee's judgment of what constitutes a reasonable minimum return for the shareholders on their investment in the Company. If pre-tax profits exceed the target, then a predetermined percentage of profits in excess of the target is placed in the bonus pool; if pre-tax earnings exceed two times the target, then a larger percentage of the excess is placed into the bonus pool. A major percentage of the bonus pool is allocated to the officers and key managers of the Company. Fifty percent of the allocation to the officers and key employees is then individually allocated to them in proportion to their weighted salaries, with the salaries of the executive officers given the greatest weight. The remainder of the executive officer pool is usually allocated in the same proportions as the initial allocations, but individual allocations are in some cases adjusted on the basis of the Committee's subjective evaluations of individual performance. Bonuses are paid in three annual installments contingent upon continued employment and may be further deferred by participants in the Company's deferred compensation plans.

  The bonus paid to Mr. Watson for 1993 was determined in the same manner as the bonuses of the other executive officers. Mr. Watson's 1993 bonus does not reflect an adjustment to his formula allocation. Dr. Jacobs' bonus for 1993 was determined on the basis of the Committee's subjective evaluation of his contribution to the business and management of the Company as its Chairman of the Board, and was limited by a suggestion made by Dr. Jacobs.

  Long-Term Incentives. In determining stock option awards to executive officers for 1993 the Committee considered Dr. Jacobs' and Mr. Watson's recommendations with respect to all executive officers other than themselves, the Committee's own subjective evaluations of the executive officers and previous option awards to the executive officers. The Committee also considered the stock option awards made by four of the largest competitors of the Company that are public companies (CRSS, Fluor, Foster Wheeler and Morrison-Knudsen) to their executive officers as a percent of outstanding shares. In general, option grants by the Company as a percentage of outstanding shares have been the second highest in the named group, but the Committee considered the fact that the Company is the only company in the group that has no pension plan in evaluating the significance of its ranking in the group.

  The number of options granted to Mr. Watson for 1993 was approved before his election as Chief Executive Officer and was determined in the same manner as those for the other executive officers, except that neither Dr. Jacobs nor Mr. Watson made any recommendation to the Committee regardingMr. Watson's option grant. Dr. Jacobs has never been eligible for stock options by reason of his percentage interest in the outstanding stock of the Company.

                                          ROBERT M. BARTON, Chairman

                                          J. W. SIMMONS

                                          JAMES CLAYBURN LAFORCE

              ADDITIONAL INFORMATION WITH RESPECT TO COMPENSATION
                 COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
                           IN COMPENSATION DECISIONS

  Robert M. Barton, a director and Secretary of the Company and Chairman of the Compensation Committee, retired as a partner of the law firm of Barton, Klugman & Oetting, which rendered legal services to the Company during the fiscal year, on December 31, 1992. He continues to serve as counsel to the firm.


               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
              AMONG JACOBS ENGINEERING GROUP INC., S&P 500 INDEX
                  AND THE DOW JONES HEAVY CONSTRUCTION INDEX

                        PERFORMANCE GRAPH APPEARS HERE

                                                                  Peer Group/
Measurement Period                                                 D J Heavy
(Fiscal Year Covered)             Jacobs Enginering    S&P 500   Construction
- - ---------------------             -----------------    -------   ------------
Measurement  Pt- 09/30/1988             $100            $100         $100
FYE 09/1989                              122             133          137
FYE 09/1990                              185             121          137
FYE 09/1991                              559             158          165
FYE 09/1992                              590             176          170
FYE 09/1993                              471             199          173

- - ----------
*$100 INVESTED ON 09/30/88 IN STOCK OR INDEX INCLUDING REINVESTMENT OF
 DIVIDENDS. FISCAL YEAR ENDING SEPTEMBER 30.

                      EMPLOYMENT CONTRACTS AND TERMINATION
                OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  The Company has an agreement with Dr. Joseph J. Jacobs, originally entered into in 1986 providing for base pay at an annual rate of $425,000 per year for a term that ends on September 30, 1998. He is also entitled to participate in any bonus plan provided for Company executives. The agreement will continue in force whether or not Dr. Jacobs continues to be employed by the Company or becomes disabled. If Dr. Jacobs should die during the term of the agreement, then payments under the agreement will be made to a beneficiary named by Dr. Jacobs. If Dr. Jacobs ceases to be an employee of the Company, he will continue as a consultant to the Company in community and public affairs, in the promotion of the business expansion and goodwill of the Company and in undertaking such special assignments as the Company or its Board of Directors may request. During the term of the agreement, the Company will provide Dr. Jacobs with the same medical and life insurance and other benefits as are made available to senior management officials of the Company and will provide him with office and secretarial services. Under Company policy Dr. Jacobs also receives a taxable car allowance of $7,200 per year. The agreement contains provisions intended to prevent Dr. Jacobs from entering into any form of competition with the Company or disclosing confidential information of the Company. The original agreement, as well as the initial extensions of its term, received the approval of the Board of Directors of the Company without dissent and with Dr. Jacobs not voting. Subsequently, the Board of Directors delegated to the Compensation Committee of the Board the sole power to approve amendments to the agreement extending its term. See "Board Compensation Committee Report on Executive Compensation", above.

2. APPROVAL OF OUTSIDE DIRECTOR STOCK OPTION PLAN

  At the annual meeting the shareholders will be asked to approve amendments to the Jacobs Engineering Group Inc. 1981 Executive Incentive Plan (the "1981 Plan") that create an "Outside Director Stock Option Plan" (the "Outside Director Plan") and transfer to a separate reserve for the Outside Director Plan 100,000 shares of the authorized but unissued common stock of the Company previously included in the 2,000,000 shares of common stock reserved for the 1981 Plan at the 1992 Annual Meeting of Shareholders. Accordingly, the shareholders are not being asked to reserve any additional shares of the authorized but unissued common stock of the Company for the Outside Director Plan. As of the Record Date there were 1,391,700 shares of common stock reserved for the grant of options under the 1981 Plan.

  The Outside Director Plan was approved by the Board of Directors of the Company on March 25, 1993 subject to the approval of the shareholders at the 1994 annual meeting.

  The Board of Directors believes that the grant of stock options to directors who are not employed by the Company ("Outside Directors"), and accordingly are not otherwise eligible to receive options under the 1981 Plan, will assist the Company in attracting and retaining highly qualified individuals to serve as directors of the Company and will align the Outside Directors' compensation more closely to the performance of the Company and its common stock as well as the interests of the shareholders.

  The Outside Director Plan provides that each Outside Director will receive an initial grant (an "Appointment Grant") of an Outside Director Option to purchase 2,000 shares of common stock on the first day of the month following the date of the adoption of the Plan or the first day of the month following the date upon which the Outside Director is elected as a director. Thereafter, all Outside Directors will also receive annually on the first day of March an additional grant (an "Annual Grant") of an Outside Director Option to purchase 1,000 shares of common stock. However, Outside Director Options may not be granted for more than 100,000 shares of the common stock of the Company. Outstanding Director Stock Options and the reserve of 100,000 shares of common stock for the Outside Director Stock Option Plan are subject to appropriate and proportionate adjustments in the event of any stock split, stock dividend or other like recapitalization. However, the provision for Appointment Grants and Annual Grants of 2,000 shares and 1,000 shares, respectively, is not subject to such adjustment.

  The option price for Outside Director Options is the "Fair Market Value" of the common stock at the time of grant. For this purpose "Fair Market Value" means the greater of the average closing price of the common stock of the Company as reported in the composite transactions report of the New York Stock Exchange for the ten trading days ending on the second trading day prior to the date on which the option is granted and 85% of the closing price on the New York Stock Exchange on the date of grant.

  Outside Director Options may not be exercised until the later of one year following the date of grant or six months following the date upon which the shareholders approve of the Outside Director Plan. Outside Director Options are exercisable in four successive annual installments of 25% of each option commencing one year following the date of grant and expire unless sooner exercised or terminated ten years following the date of grant. No installment of an Outside Director Option that has not become exercisable on the date on which the holder of the option ceases to be a director of the Company for any reason will thereafter become exercisable. If the holder of an Outside Director Option retires, resigns or is replaced as a director for any reason other than death, retirement or disability, while holding such an option, then the option will expire on the later of three months from retirement or one year following the date of death if the holder dies within the three-month period. Otherwise, the option will expire one year from the date of death of the holder or, in the case of disability, one year from the date upon which the holder resigns from the Board by reason of such disability. If an Outside Director retires, then the option will terminate one year from the date of retirement, or one year from the date of death if the director dies during the year following retirement.

  Outside Director Options may not be transferred other than by will, the laws of descent and distribution or pursuant to a qualified domestic relations order. After the death of the holder of an option the exercisable portion may be exercised by the director's personal representative or any person empowered to do so during the time periods stated above.

  When exercising an Outside Director Option the holder may pay for the shares in cash or with shares of common stock of the Company having a total Fair Market Value equal to the total option price of the shares being purchased.

  The Outside Directors will not recognize any income upon the receipt of an Outside Director Stock Option, and the Company will not be entitled to a deduction for federal income tax purposes in the year of grant. Ordinary income will be realized by the holder at the time the Director Stock Option is exercised and the shares delivered to the holder. The amount of such income will be the difference, if any, between the option price and the Fair Market Value of the shares on the date of exercise. The Company will be entitled to a deduction at the same time and in the same amount as the ordinary income the holder is deemed to have realized at the time of exercise. When the holder of stock acquired upon the exercise of an Outside Director Stock Option disposes of the shares, the difference between the sales price and the holder's tax basis in such shares will be treated as long or short-term capital gain or loss depending upon the holding period for the shares.

  The Board of Directors may terminate the Outside Director Plan in whole or in part at any time, but they may not amend the Plan other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act or the rules thereunder. Unless the shareholders vote to extend the term of the Outside Director Plan, it will expire on January 1, 1999, the date on which the 1981 Plan expires.

  The Outside Director Plan is not subject to the Change of Control provisions of the 1981 Plan. However, upon the dissolution or liquidation of the Company or upon a reorganization, merger or consolidation of the Company with one or more other companies as a result of which the Company is not the surviving corporation or upon the sale or substantially all of the assets of the Company all Outside Director Options then outstanding become fully vested and exercisable unless provisions are made in connection with such transaction for the continuation of the Outside Director Plan and the assumption or substitution of new options for stock of the successor corporation for the old options by the successor corporation, with appropriate adjustments as to the number and kind of shares and prices.

  The last reported sale of the common stock on the New York Stock Exchange on December 27, 1993 was at $23.25 per share.

  Approval of the Outside Director Stock Option Plan requires the affirmative vote of the holders of a majority of the outstanding common stock represented at the annual meeting.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE OUTSIDE DIRECTOR STOCK OPTION PLAN.

3. APPROVAL OF ERNST & YOUNG AS AUDITORS

  The Board of Directors, with the concurrence of the Audit Committee, has selected Ernst & Young to audit the accounts of the Company for its fiscal year ending September 30, 1994. The Company has been advised by Ernst & Young that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm's engagement as auditors.

  If the selection of Ernst & Young is not approved by the holders of a majority of the shares represented at the meeting and voting on the proposal, or if prior to the Annual Meeting to be held in February, Ernst & Young should decline to act or otherwise become incapable of acting, or if its employment should be otherwise discontinued by the Board of Directors, then in any such case the Board of Directors will appoint other independent auditors whose employment for any period subsequent to the 1994 Annual Meeting will be subject to ratification by the shareholders at the 1995 Annual Meeting.

  The Company has been advised that representatives of Ernst & Young will be present at the Annual Meeting where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE SELECTION OF ERNST & YOUNG AS AUDITORS FOR THE YEAR ENDING SEPTEMBER 30, 1994.

4. OTHER BUSINESS

  The Board of Directors does not intend to present any other business for action at the meeting and does not know of any business intended to be presented by others.

                            SHAREHOLDERS' PROPOSALS

  Proposals of shareholders for consideration at the annual meeting of shareholders to be held on Tuesday, February 14, 1995 must be received by the Company no later than September 2, 1994 in order to be included in the Company's proxy statement and proxy relating to that meeting.

                        COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with on a timely basis during the fiscal year ended September 30, 1993.

                    ANNUAL REPORT AND FINANCIAL INFORMATION

  A copy of the Company's annual report for the year ended September 30, 1993 is being mailed concurrently with this Proxy Statement to each shareholder of record on the Record Date.

  THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF THE COMPANY'S REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, TO THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION TO ANY PERSON REQUESTING IN WRITING AND STATING THAT HE WAS THE BENEFICIAL OWNER OF COMMON STOCK OF THE COMPANY ON DECEMBER 27, 1993. THE COMPANY WILL ALSO FURNISH COPIES OF ANY EXHIBITS TO THE FORM 10-K TO ELIGIBLE PERSONS REQUESTING EXHIBITS AT $0.50 PER PAGE, PAID IN ADVANCE. THE COMPANY WILL INDICATE THE NUMBER OF PAGES TO BE CHARGED FOR UPON WRITTEN INQUIRY. REQUESTS AND INQUIRIES SHOULD BE ADDRESSED
TO:

                Investor Relations
                Jacobs Engineering Group Inc.
                251 South Lake Avenue
                Pasadena, California 91101

  Neither the annual report nor the Form 10-K is to be regarded as proxy soliciting material or as a communication by means of which a solicitation of proxies is to be made.

                                        By Order of the Board of Directors

                                        Robert M. Barton
                                        Secretary

Pasadena, California
December 27, 1993

A PERFORMANCE GRAPH SHOWING A COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG JACOBS ENGINEERING, S&P 500 INDEX AND DOW JONES HEAVY CONSTRUCTION INDEX APPEARS ON PAGE 11. (THE NUMBERS USED IN GRAPH APPEAR ON PAGE 11.)

                         JACOBS ENGINEERING GROUP INC.
                                     PROXY
      SOLICITED BY THE BOARD OF DIRECTORS OF JACOBS ENGINEERING GROUP INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                           TUESDAY, FEBRUARY 8, 1994

  THE UNDERSIGNED hereby appoints Joseph J. Jacobs, Noel G. Watson and Robert
M. Barton his true and lawful proxies (with full power of substitution) to vote in the undersigned's name, place and stead all shares in Jacobs Engineering Group Inc. that the undersigned owns or is entitled to vote at the Annual Meeting of Shareholders to be held February 8, 1994, and at any adjournment thereof, upon the matters listed below in accordance with the following instructions:

  1. To elect Noel G. Watson, James Clayburn LaForce, David M. Petrone and James L. Rainey, Jr., as directors.

   VOTE (except as marked to the contrary below) [_]            DO NOT VOTE [_]

   (Instructions: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

- - --------------------------------------------------------------------------------

  2. To approve the Outside Director Stock Option Plan.
                                FOR [_]AGAINST [_]DO NOT VOTE [_]

  3. To approve Ernst & Young as auditors:
                                FOR [_]AGAINST [_]DO NOT VOTE [_]

  IF ANY OF THE FOREGOING BOXES ARE CHECKED, THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. IF NO BOX IS CHECKED UNDER ANY OF THE FOREGOING, THE SHARES WILL BE VOTED FOR THE PERSONS NOMINATED AS DIRECTORS BY THE BOARD OF DIRECTORS AND FOR THE APPROVAL OF ITEMS 2 AND 3. IF ANY OTHER ISSUE IS PROPERLY BROUGHT BEFORE THE MEETING, THEN THE PROXIES WILL VOTE THE SHARES IN ACCORDANCE WITH THEIR BEST JUDGMENT.

 Receipt of the Jacobs Engineering Group Inc. Proxy Statement dated December 27, 1993 and Annual Report for the year ended September 30, 1993 is hereby acknowledged. Please vote my (our) shares as indicated on the face of this proxy.

                                -------------------------------

                                -------------------------------

                                           Dated: ______ , 1994

                                           Attorneys,
                                           executors,
                                           trustees, etc.
                                           should show such
                                           capacity when
                                           signing and unless
                                           the certificate(s)
                                           is (are) registered
                                           in their names,
                                           should submit a
                                           Proxy from the
                                           record owner.
                                           Evidence of their
                                           authority should
                                           accompany the
                                           Proxy. Joint owners
                                           should each sign
                                           individually.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. PLEASE SPECIFY CHOICES, DATE, SIGN AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF RETURNED IN THE ENCLOSED ENVELOPE AND MAILED IN THE UNITED STATES.